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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                            Commission File Number     0-25078
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                                 PHAMIS, INC.
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            (Exact name of registrant as specified in its charter)


       1001 Fourth Avenue Plaza, Suite 1500, Seattle, Washington  98154
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                                (206) 622-9558
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                 Common Stock, Preferred Share Purchase Rights
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           (Title of each class of securities covered by this Form)

                                     None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]            Rule 12h-3(b)(1)(ii)     [_]
Rule 12g-4(a)(1)(ii)    [_]            Rule 12h-3(b)(2)(i)      [_]
Rule 12g-4(a)(2)(i)     [_]            Rule 12h-3(b)(2)(ii)     [_]
Rule 12g-4(a)(2)(ii)    [_]            Rule 15d-6               [_]
Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:
One holder of Common Stock; one holder of Preferred Share Purchase Rights
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Pursuant to the requirements of the Securities Exchange Act of 1934 PHAMIS, Inc.
has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            PHAMIS, Inc.

                                            /s/ Frank T. Sample
DATE: July 10, 1997                         ____________________________
                                            Frank T. Sample, President
                                            and Chief Executive Officer